Exhibit (h)(35)

FIRST AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This First Amendment to Administrative Services Agreement (“Amendment”) is entered into as of April 28, 2007 by and among Legg Mason Investor Services, LLC, (the “Distributor”), and TIAA-CREF Life Insurance Company, (the “Company” or “You”).

WHEREAS, the parties desire to amend the agreement to reflect the name change of the Trust Entities and the Fund names;

WHEREAS, the parties entered into a Administrative Services Agreement dated February, 2006, (the “Agreement”);

WHEREAS, the parties desire to amend Schedule A to the Agreement;

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the parties agree as follows:

1. Schedule A of the Agreement shall be deleted in its entirety and replaced with Schedule A attached hereto.

2. Other Terms.

Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by the parties to this Amendment.

IN WITNESS WHEREOF, You and Distributor have caused this Amendment to be executed and delivered as of the date first above written.

Legg Mason Investor Services, LLC		TIAA-CREF Life Insurance Company

By:	/s/ Joel Sauber	By:
Name:	Joel Sauber	Name:
Title:	Managing Director	Title:
Date:		Date:

1

SCHEDULE A

Old Fund Name	New Fund Name	Cusip/Class	Administrative Services Fees
Salomon Brothers Aggressive Growth	Legg Mason Partners Variable Aggressive Growth Portfolio*	52467X203 Class I	25 bps

*	Surviving fund into which old fund merged. Note that the surviving fund is in a different trust.